Exhibit 10.11
EMPLOYMENT AGREEMENT
     THIS AGREEMENT is made effective June 8, 2006 (the “Effective Date”), between RIATA ENERGY, INC., a Texas corporation (the “Company”), and TOM L. WARD, an individual (the “Executive”).
WITNESSETH:
     WHEREAS, the Company and the Executive desire to set forth the terms of their agreements relating to the employment of Executive by the Company; and
     WHEREAS, the Company has adopted the Well Participation Program (the “WP Program”) in order to provide for the participation by the Executive in the Company’s wells.
     NOW, THEREFORE, in consideration of the mutual promises herein contained, the Company and the Executive agree as follows:
     1. Employment. The Company hereby employs the Executive and the Executive hereby accepts such employment subject to the terms and conditions contained in this Agreement. The Executive is engaged as an employee of the Company and the Executive and the Company do not intend to create a joint venture, partnership or other relationship that might impose a fiduciary obligation on the Executive or the Company in the performance of this Agreement, other than as an officer and director of the Company,
     2. Executive’s Duties. The Executive is employed on a full-time basis. Throughout the term of this Agreement, the Executive will use the Executive’s best efforts and due diligence to assist the Company in the objective of achieving the most profitable operation of the Company and the Company’s affiliated entities consistent with developing and maintaining a quality business operation.
     2.1 Specific Duties. During the term of this Agreement the Executive: (a) will serve as Chief Executive Officer for the Company; (b) will be nominated for election or appointed to serve as a director of the Company and will be nominated as Chairman of the Board; (c) will be appointed as an officer or manager of such of the Company’s subsidiaries as the Executive requests; and (d) will be nominated for election or appointed to serve as a director of such of the Company’s subsidiaries as the Executive requests. The Executive agrees to use the Executive’s best efforts to perform all of the services required to fully and faithfully execute the offices and positions to which the Executive is appointed and elected and such other services as may be reasonably directed by the Board of Directors of the Company in accordance with this Agreement.
     2.2 Modifications. The precise duties to be performed by the Executive may be extended or curtailed in the discretion of the Board of Directors of the Company. However, except for termination for Cause (as hereinafter defined) under paragraph 6.1.2 of this Agreement, the failure of the Executive to be elected, be reelected or serve as a director of the Company during the term of this Agreement, the removal of the Executive as a member of the Board of Directors of the Company, the failure to reelect or reappoint the Executive as Chairman of the Board and Chief Executive Officer of the Company, or the assignment of the performance of duties incumbent on the foregoing offices to other persons without the prior written consent of the Executive will constitute termination without Cause by the Company.
     2.3 Rules and Regulations. From time to time, the Company may issue policies and procedures applicable to employees and the Executive including an Employment Policies Manual. The Executive agrees to comply with such policies and procedures, except to the extent such policies are inconsistent with this Agreement. Such policies and procedures may be supplemented, modified, changed or adopted without notice in the sole discretion of the Company at any time. In the event of a conflict between such policies and procedures and this Agreement, this Agreement will control unless compliance with this Agreement will violate any law or regulation applicable to the Company or its affiliated entities.
     2.4 Stock Investment. During the term of this Agreement, the Executive agrees to hold shares of the Company’s common stock having an aggregate Investment Value (as hereafter defined) greater than five hundred percent (500%) of the compensation paid to the Executive under paragraphs 4.1 and 4.2 of this Agreement during such calendar year. Any shares of common stock acquired by the Executive prior, to the date of this Agreement and still owned by the Executive during the term of this Agreement may be used to satisfy the requirement to own common stock. For purposes of this paragraph, the “Investment Value” of each share of stock will be as follows: (a) for shares purchased after the date of this Agreement the price paid by the Executive for such shares; (b) for shares acquired after the date of this Agreement through the exercise of stock options, the grant of restricted stock, the conversion of preferred stock or other than through open market purchases, the fair market value of the common stock on the date the option was exercised, the stock was issued or the stock was acquired through the conversion of preferred stock, or the date such stock was otherwise acquired; and (c) for shares acquired on or prior to the date of this Agreement, the price paid by the Executive. The Company has no obligation to sell or to purchase from the Executive any of the Company’s stock in connection with this paragraph 2.4 and has made no representations or warranties regarding the Company’s stock, operations or financial condition.
     3. Other Activities. Except for the activities (the “Permitted Activities”) permitted under paragraphs 3.1, 3.2 and 3.3 of this Agreement or approved by the Board of Directors, during the period of Executive’s employment, the Executive will not: (a) engage in activities which require such substantial services on the part of the Executive that the Executive is unable to perform the duties assigned to the Executive in accordance with this Agreement; (b) serve as an officer or director of any publicly held entity; or (c) directly or indirectly invest in, participate in or acquire an interest in any oil and gas business, including, without limitation, (i) producing oil and gas, (ii) drilling, owning or operating oil and gas leases or wells, (iii) providing services or materials to the oil and gas industry, (iv) marketing or refining oil or gas, or (v) owning any interest in any corporation, partnership, company or entity which conducts any of the foregoing activities. The limitations in this paragraph 3 will not prohibit an investment by the Executive in publicly traded securities. The Executive is not restricted from maintaining or making investments, or engaging in other businesses, enterprises or civic, charitable or public service functions if such activities, investments, businesses or enterprises do not result in a violation of clauses (a) through (c) of this paragraph 3. Notwithstanding the foregoing, the Executive will be permitted to participate in the following activities that will be deemed to be approved by the Company, if such activities are undertaken in strict compliance with this Agreement.
     3.1 Royalty Interests and Gifts. The foregoing restriction in clause (c) will not prohibit the ownership of royalty interests where the Executive owns or previously owned the surface of the land covered by the royalty interest and the ownership of the royalty interest is incidental to the ownership of the surface estate or the ownership of royalty, overriding royalty or working interests that are received by gift or inheritance.
     3.2 Existing Interests. The Executive has in the past conducted oil and gas activities individually and through TLW Investments, Inc., an Oklahoma corporation, and other entities owned or controlled by the Executive (collectively, the “Executive Affiliates”). The Executive also has a pre-existing right to participate in the drilling of oil and gas wells through the Chesapeake Energy Corporation Founder Well Participation Program (“CHK Program”) until August 10, 2006. The Executive will be permitted to continue to conduct oil and gas activities (including participation in new wells) through the CHK Program; or otherwise directly or through the Executive Affiliates, but only to the extent such activities are conducted on oil and gas leases or interests which the Executive or Executive Affiliates owned or had the right to acquire as of the date of this Agreement or which Executive or Executive affiliates acquires through the CHK Program (the “Prior Interests”).
     3.3 Company’s Activities. The Executive or the designated Executive Affiliate will be permitted to participate in the WP Program. The WP Program may not be amended or modified without the prior written consent of the Board of Directors and the Executive.
     4. Executive’s Compensation. The Company agrees to compensate the Executive as follows:
     4.1 Base Salary. A base salary (the “Base Salary”), in an annual rate of not less than Nine Hundred Fifty Thousand Dollars ($950,000.00), will be paid to the Executive in installments consistent with the Company’s customary payroll practices, during the term of this Agreement.
     4.2 Bonus. In addition to the Base Salary described at paragraph 4.1 of this Agreement, the Company may periodically pay bonus compensation to the Executive. Any bonus compensation will be at the absolute discretion of the Company in such amounts and at such times as the Board of Directors of the Company (or a Compensation Committee thereof) may determine.
     4.3 Equity Compensation. In addition to the compensation set forth in paragraphs 4.1 and 4.2 of this Agreement, the Executive may periodically receive grants of stock options, restricted stock or other equity related awards from the Company’s stock compensation plans in effect from time to time, subject to the terms and conditions of such plans.
     4.4 Benefits. The Company agrees to extend to the Executive retirement benefits, deferred compensation, reimbursement of reasonable expenditures for dues, travel and entertainment and any other benefits the Company provides to other executives or officers from time to time on the same terms as such benefits are provided to such individuals. The Company will also provide the Executive the opportunity to apply for coverage under the Company’s medical, life and disability plans, if any. If the Executive is accepted for coverage under such plans, the Company will provide such coverage on the same terms as is customarily provided by the Company to the plan participants as modified from time to time. The following specific benefits will also be provided to the Executive at the expense of the Company.
     4.4.1 Vacation. The Executive will be entitled to take up to five (5) weeks of paid vacation each calendar year during the term of this Agreement, subject to proration for any portion of a calendar year under this Agreement. No additional compensation will be paid for failure to take vacation and no vacation may be carried forward from one calendar year to another.
     4.4.2 Membership Dues. The Company will reimburse the Executive for: (a) the monthly dues necessary to maintain a full membership in any country club in the Oklahoma City or Amarillo area at which the Executive hosts business functions; and (b) the reasonable cost of any business entertainment at such clubs consistent with Company policy. All other costs, including, without implied limitation, any initiation costs, initial membership costs, personal use and business entertainment unrelated to the Company will be the sole obligation of the Executive and the Company will have no liability with respect to such amounts.
     4.4.3 Travel. For safety, security and efficiency the Executive will be required to utilize aircraft owned or leased by the Company for business and reasonable personal use in the Western Hemisphere (including North America, South America and the surrounding oceans) and will not be required to reimburse the Company for any cost related to such use. In addition, the Executive’s immediate family members may use such Company aircraft for their personal use to the same extent. When a family member travels without the Executive, the Executive agrees to reimburse the Company for the variable costs of such use. For purposes of this Agreement, the variable cost of using the Company’s aircraft means the variable costs directly identifiable with each use (including fuel, pilot charges, landing fees, hourly charges under co-ownership arrangements and other such costs), but specifically excluding any fixed costs of the aircraft (including acquisition costs and depreciation). The Executive will: (a) not owe any additional amounts to the Company under this paragraph for guests or family members traveling with the Executive; and (b) pay all personal income taxes accruing as a result of the personal use of the Company’s aircraft by the Executive, his family or guests under this paragraph. The amount of reasonable personal and family use shall be subject to annual review by the compensation committee of the Board of Directors of the Company.
     4.4.4 Accounting Support. The Executive will be reasonably permitted to utilize the Company’s office space, computer facilities and personnel to provide accounting services, records maintenance, tax advice and tax return preparation for the Executive’s (and his family’s) personal business investments and activities. The Executive agrees to reimburse the Company an amount equal to 50% of the salaries and bonuses paid by the Company to employees primarily engaged in providing such support services to the Executive. Such amounts will be billed monthly on an estimated basis, adjusted to actual at least once annually and paid by the Executive on receipt of an invoice from the Company. The cost of secretarial or general administrative support for the Executive will not be required to be reimbursed in whole or part by the Executive. The amount of reasonable use of service provided by this paragraph 4.4.4 shall be subject to annual review by the compensation committee of the Board of Directors of the Company.
     4.5 Gross-Up Payment. In the event it is determined that any payment or distribution by the Company or the Company’s subsidiaries or affiliates to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this paragraph 4.5) (a “Payment”) is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Code”) or any interest or penalties related to such excise tax (collectively, the “Excise Tax”), the Executive will be entitled to receive an additional payment (a “Gross-Up Payment”) from the Company. The Gross-Up Payment will be equal to the amount such that after payment by the Executive of all taxes (including the Excise Tax, income taxes, interest and penalties imposed with respect to such taxes) on the Gross-Up Payment, the Executive will retain an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Payment.
     4.5.1 Determination. Subject to the provisions of paragraph 4.5.2 all determinations required to be made under this paragraph 4.5 (including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized) will be made by a nationally recognized certified public accounting firm designated by the Executive (the “Accounting Firm”). The Accounting Firm will provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is reasonably requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a Change of Control (as hereinafter defined), the Executive will be entitled to appoint another nationally recognized accounting firm to make the determinations required under this paragraph (which accounting firm will then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm will be paid by the Company. Any Gross-Up Payment required to be paid under this paragraph 4.5 will be paid by the Company to the Executive within five (5) days of the receipt of the Accounting Firm’s determination, Any determination by the Accounting Firm will be binding on the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm, the Gross-Up Payment made by the Company may be less than actually required (an “Underpayment”) consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to paragraph 4.5.2 below and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm will determine the amount of the Underpayment that has occurred and any such Underpayment will be promptly paid by the Company to or for the benefit of the Executive.
     4.5.2 Contest of Claims. The Executive will notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification will be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and will apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive will not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Executive notifies the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such thirty (30) day period that the Company desires to contest such claim, the Executive will: (a) provide to the Company any information reasonably requested by the Company relating to such claim; (b) take such action in connection with contesting such claim as the Company reasonably requests in writing including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company; (c) cooperate with the Company in good faith as necessary to effectively contest such claim; and (d) permit the Company to participate in any proceedings relating to such claim. The Company will bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with the contest of the claim and agrees to indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such protest (including payment of costs and expenses as provided hereunder). Without limitation on the foregoing provisions, the Company will control all proceedings related to such contested claim, may at its sole option pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may at its sole option either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner. The Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company reasonably determines. If the Company directs the Executive to pay a claim and sue for a refund, the Company will be required to advance the amount of such payment to the Executive on an interest-free basis and agrees to indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance, provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
     4.5.3 Refunds. If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph 4.5.2, the Executive becomes entitled to receive any refund with respect to such claim the Executive will (subject to the Company’s complying with the requirements of paragraph 4.5.2) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph 4.5.2, a determination is made that the Executive will not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of (30) days after such determination, then the advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
     4.6 Compensation Review. The compensation of the Executive will be reviewed not less frequently than annually by the Board of Directors of the Company (or a Compensation Committee thereof) and shall be reviewed semi-annually if the compensation of other executive officers of the Company is reviewed at such frequency. The compensation of the Executive prescribed in paragraph 4 of this Agreement (including benefits) may be increased at the discretion of the Board of Directors of the Company or the Compensation Committee, but may not be reduced without the prior written consent of the Executive except as expressly provided herein.

     5. Term. In the absence of termination as set forth in paragraph 6 below, this Agreement will extend for a term commencing on the Effective Date, and ending on June 30, 2009 (the “Expiration Date”) as extended from time to time. Unless the Company provides thirty (30) days prior written notice of non-extension to the Executive, on or before each June 30 during the term of this Agreement, the term and the Expiration Date will be automatically extended for one (1) additional year so that the remaining term on this Agreement will be not less than two (2) and not more than three (3) years.
     6. Termination. The Executive’s employment will continue in effect until the expiration of the term set forth in paragraph 5 of this Agreement unless earlier terminated pursuant to this paragraph 6.
     6.1 Termination by Company. The Company will have the following rights to terminate Executive’s employment:
     6.1.1 Termination without Cause. The Company may terminate Executive’s employment without Cause at any time by the service of written notice of termination to the Executive specifying an effective date of such termination not sooner than ten (10) days after the date of such notice (the “Termination Date”). In the event the Executive is terminated without Cause (other than a CC Termination under paragraph 6.3 of this Agreement), the Executive will receive as termination compensation: (a) his Base Salary (as in effect on the Termination Date) during the remaining term of this Agreement, but in any event through the Expiration Date; and (b) any vacation pay accrued through the Termination Date. The payment of such amounts shall be made during the remaining term of the Agreement in installments consistent with the Company’s normal payroll practices, but, if on the Termination Date, the Executive is a “specified employee” as defined in regulations under Section 409A of the Code, such payments will commence on the first payroll payment date which is more than six months following the Termination Date and the first payment shall include any amounts that would have otherwise been payable during the six month period.
     6.1.2 Termination for Cause. The Company may terminate Executive’s employment for Cause. For purposes of this Agreement, “Cause” means: (a) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or its subsidiaries or affiliates (other than a failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board of Directors which specifically identifies the manner in which the Board of Directors believes that the Executive has not substantially performed the Executive’s duties; or (b) the willful engaging by the Executive in illegal conduct, gross misconduct or a clearly established violation of the Company’s written policies and procedures, in each case which is materially and demonstrably injurious to the Company. For purposes of this provision, an act or failure to act, on the part of the Executive, will not be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board of Directors or based on the advice of counsel for the Company will be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. In the event Executive’s employment is terminated for Cause, the Company will not have any obligation to provide any further payments or benefits to the Executive after the effective date of such termination. Executive’s employment will not be deemed to have terminated for Cause unless a written determination specifying the reasons for such termination is made, approved by a majority of the independent and disinterested members of the Board of Directors of the Company and delivered to the Executive. Thereafter, the Executive will have the right for a period of thirty (30) days to request a Board of Directors meeting to be held at a mutually agreeable time and location to be attended by the members of the Board of Directors in person within the following thirty (30) days, at which meeting the Executive and his designated representatives will have an opportunity to be heard. Failing such determination and opportunity for hearing, any termination of Executive’s employment will be deemed to have occurred without Cause.
     6.2 Termination by Executive. The Executive may voluntarily terminate his employment with or without Cause by the service of written notice of such termination to the Company specifying an effective date of such termination ninety (90) days after the date of such notice, during which time the Executive may use remaining accrued vacation days, or at the Company’s option, be paid for such days. In the event his employment is terminated by the Executive, neither the Company nor the Executive will have any further obligations hereunder, except for any obligations which expressly survive termination of employment including, without limitation, any obligation of the Company to provide any further payments or benefits to the Executive after the effective date of such termination.
     6.3 Termination After Change in Control. If during the term of this Agreement there is a “Change of Control” and within one (1) year thereafter there is a CC Termination (as hereafter defined), then the Executive will be entitled to a severance payment (in addition to any other rights and other amounts payable to the Executive under Section 6.7 or under Company plans in which Executive is a participant) payable in a lump sum in cash within 10 days following the CC Termination in an amount equal to the sum of the following: (a) three (3) times the Executive’s Base Salary for the last 12 calendar months ending immediately prior to the CC Termination and bonus paid pursuant to Section 4.2 (based on the average of the last three years annual bonuses or such lesser number of years as Executive may have been employed); plus (b) any applicable Gross-Up Payment. If the foregoing amount is not paid within ten (10) days after the CC Termination, the unpaid amount will bear interest at the per annum rate of 12%. Notwithstanding the foregoing, if at the time of a CC Termination, the Executive is a “specified employee” as defined in regulations under Section 409A of the Code, such payment will be made on the first day which is more than six months following the CC Termination. In connection with any Change of Control, the Company shall obtain the assumption of this Agreement, without limitation or reduction, by any successor to the Company or any parent corporation of the Company.
     6.3.1 Change of Control. For the purpose of this Agreement, a “Change of Control” means the occurrence of any of the following:
     (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), other than Executive or his affiliates or Malone Mitchell 3rd or his affiliates (the “Exempt Persons”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”). For purposes of this paragraph (a) the following acquisitions by a Person will not constitute a Change of Control: (i) any acquisition directly from the Company; (ii) any acquisition by the Company; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of paragraph (c) of this paragraph 6.3.1.
     (b) The individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors. Any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board as of the date hereof, but any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board will not be deemed a member of the Incumbent Board as of the date hereof.
     (c) The consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless following such Business Combination: (i) the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) other than one or more of the Exempt Persons beneficially owns, directly or indirectly, 40% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.
     (d) The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
     6.3.2 CC Termination. The term “CC Termination” means any of the following: (a) the Executive’s employment is terminated by the Company other than under paragraphs 6.1.2, 6.4 or 6.5; or (b) the Executive resigns as a result of a change in the Executive’s duties or title, a reduction in the Executive’s then current Base Salary or a significant reduction in the Executive’s then current benefits as provided in Section 4, a relocation of more than 25 miles from the Executive’s then current place of employment being required by the Board of Directors or a default by the Company under this Agreement
     6.4 Incapacity of Executive. If the Executive suffers from a physical or mental condition, which in the reasonable judgment of the Company’s Board of Directors, prevents the Executive in whole or in part from performing the duties specified herein for a period of four (4) consecutive months, the Executive’s employment may be terminated by the Company, in which event, the Company will pay Executive his Base Salary in effect on the date of termination through the remaining term of this Agreement, but in any event through the Expiration Date. The payment of such amounts shall be made during the remaining term of the Agreement in installments consistent with the Company’s normal payroll practices, but, if on the termination date, the Executive is a “specified employee” as defined in regulations under Section 409A of the Code, such payments will commence on the first payroll payment date which is more than six months following the termination date and the first payment shall include any amounts that would have otherwise been payable during the six month period. Notwithstanding the foregoing, the amount payable hereunder will be reduced by any benefits payable under any disability plans provided by the Company under paragraph 4.4 of this Agreement.
     6.5 Death of Executive. If the Executive dies during the term of this Agreement, Executive’s employment will terminate without compensation to the Executive’s estate except: (a) the obligation to continue the Base Salary payments under paragraph 4.1 of this Agreement for twelve (12) months after the effective date of such termination, and (b) the benefits described in paragraph 4.4 of this Agreement accrued through the effective date of such termination.
     6.6 Effect of Termination. The termination of Executive’s employment will terminate all obligations of the Executive to render services on behalf of the Company. The Executive will maintain the confidentiality of all information acquired by the Executive during the term of his employment in accordance with paragraph 7 of this Agreement. Except as otherwise provided in this paragraph 6, no accrued bonus, severance pay or other form of compensation will be payable by the Company to the Executive by reason of the termination of his employment. In the event that payments are required to be made by the Company under this paragraph 6, the Executive will not be required to seek other employment as a means of mitigating the Company’s obligations hereunder resulting from termination of the Executive’s employment and the Company’s obligations hereunder (including payment of severance benefits) will not be terminated, reduced or modified as a result of the Executive’s earnings from other employment or self-employment. All keys, entry cards, credit cards, files, records, financial information, furniture, furnishings, equipment, supplies and other items relating to the Company will remain the property of the Company. The Executive will have the right to retain and remove all personal property and effects that are owned by the Executive and located in the offices of the Company. All such personal items will be removed from such offices no later than ten (10) days after the effective date of termination, and the Company is hereby authorized to discard any items remaining and to reassign the Executive’s office space after such date. Prior to the effective date of termination, the Executive will cooperate with the Company to provide for the orderly termination of the Executive’s employment.
     6.7 Equity Compensation Provisions. Notwithstanding any provision to the contrary in any option agreement, restricted stock agreement, plan or other agreement relating to equity based compensation, in the event of a termination under paragraph 6.1.1 or 6.3 of this Agreement: (a) all units, stock options, incentive stock options, performance shares, stock appreciation rights and restricted stock held by Executive immediately prior to such termination will immediately become 100% vested; and (b) the Executive’s right to exercise any previously unexercised options will not terminate until the latest date on which such option would expire but for Executive’s termination of employment. To the extent Company is unable to provide for one or both of the foregoing rights the Company will provide in lieu thereof a lump-sum cash payment equal to the difference between the total value of such units, stock options, incentive stock options, performance shares, stock appreciation rights and shares of restricted stock (the “Equity Compensation Rights”) with the foregoing rights as of the date of Executive’s termination of employment and the total value of the Equity Compensation Rights without the foregoing rights as of the date of the Executive’s termination of employment. The foregoing amounts will be determined by the Board of Directors in good faith based on a valuation performed by an independent consultant selected by the Board of Directors and the cash payment, if any, will be paid in a lump sum in the case of a termination under Section 6.1.1, at the same time as the first severance payment is otherwise due under such Section, and in the case of a termination under Section 6.3, at the same time the payment is due under such Section.
     7. Confidentiality. The Executive recognizes that the nature of the Executive’s services are such that the Executive will have access to information which constitutes trade secrets, is of a confidential nature, is of great value to the Company or is the foundation on which the business of the Company is predicated. The Executive agrees not to disclose to any person other than the Company’s employees or the Company’s legal counsel or other parties authorized by the Company to receive confidential information (“Confidential Information”) nor use for any purpose, other than the performance of this Agreement, any Confidential Information. Confidential Information includes data or material (regardless of form) which is: (a) a trade secret; (b) provided, disclosed or delivered to Executive by the Company, any officer, director, employee, agent, attorney, accountant, consultant, or other person or entity employed by the Company in any capacity, any customer, borrower or business associate of the Company or any public authority having jurisdiction over the Company of any business activity conducted by the Company; or (c) produced, developed, obtained or prepared by or on behalf of Executive or the Company (whether or not such information was developed in the performance of this Agreement) with respect to the Company or any assets oil and gas prospects, business activities, officers, directors, employees, borrowers or customers of the foregoing. However, Confidential Information will not include any information, data or material which at the time of disclosure or use was generally available to the public other than by a breach of this Agreement, was available to the party to whom disclosed on a non-confidential basis by disclosure or access provided by the Company or a third party, or was otherwise developed or obtained independently by the person to whom disclosed without a breach of this Agreement. On request by the Company, the Company will be entitled to a copy of any Confidential Information in the possession of the Executive. The provisions of this paragraph 7 will survive the termination, expiration or cancellation of Executive’s employment for a period of one (1) year after the date of termination. The Executive will deliver to the Company all originals and copies of the documents or materials containing Confidential Information. For purposes of paragraphs 7, 8, and 9 of this Agreement, the Company expressly includes any of the Company’s subsidiaries or affiliates.
     8. Non-competition. During the period of Executive’s employment and for a period ending six months after the Executive’s termination of employment for any reason other than pursuant to Sections 6.1.1 or 6.3, (a) the Executive will not acquire, attempt to acquire or aid another in the acquisition or attempted acquisition of an interest in oil and gas assets, oil and gas production, oil and gas leases, minerals interests, oil and gas wells or other such oil and gas exploration, development or production activities within any spacing unit in which the Company owns an oil an gas interest on the date of termination of employment of the Executive; (b) the Executive will not solicit, induce, entice or attempt to entice any employee, contractor, customer, vendor or subcontractor to terminate or breach any relationship with the Company or the Company’s subsidiaries or affiliates for the Executive’s own account or for the benefit of another party; and (c) the Executive will not circumvent or attempt to circumvent the foregoing agreements in clause (a) or (b) by any future arrangement or through the actions of a third party. The foregoing will not prohibit the activities which are expressly permitted by paragraph 3 of this Agreement.
     9. Proprietary Matters. The Executive expressly understands and agrees that any and all improvements, inventions, discoveries, processes or know-how that are generated or conceived by the Executive during the term of this Agreement, whether generated or conceived during the Executive’s regular working hours or otherwise, will be the sole and exclusive property of the Company. Whenever requested by the Company (either during the term of this Agreement or thereafter), the Executive will assign or execute any and all applications, assignments and or other instruments and do all things which the Company deems necessary or appropriate in order to permit the Company to: (a) assign and convey or otherwise make available to the Company the sole and exclusive right, title, and interest in and to said improvements, inventions, discoveries, processes, know-how, applications, patents, copyrights, trade names or trademarks; or (b) apply for, obtain, maintain, enforce and defend patents, copyrights, trade names, or trademarks of the United States or of foreign countries for said improvements, inventions, discoveries, processes or know-how. However, the improvements, inventions, discoveries, processes or know-how generated or conceived by the Executive and referred to above (except as they may be included in the patents, copyrights or registered trade names or trademarks of the Company, or corporations, partnerships or other entities which may be affiliated with the Company) will not be exclusive property of the Company at any time after having been disclosed or revealed or have otherwise become available to the public or to a third party on a non-confidential basis other than by a breach of this Agreement, or after they have been independently developed or discussed without a breach of this Agreement by a third party who has no obligation to the Company or the Company Entities.
     10. Arbitration. The parties will attempt to promptly resolve any dispute or controversy arising out of or relating to this Agreement or termination of the Executive by the Company. Any negotiations pursuant to this paragraph 10 are confidential and will be treated as compromise and settlement negotiations for all purposes. If the parties are unable to reach a settlement amicably, the dispute will be submitted to binding arbitration before a single arbitrator in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. The arbitrator will be instructed and empowered to take reasonable steps to expedite the arbitration and the arbitrator’s judgment will be final and binding upon the parties subject solely to challenge on the grounds of fraud or gross misconduct. Except for damages arising out of a breach of paragraphs 6, 7, 8 or 9 of this Agreement, the arbitrator is not empowered to award total damages (including compensatory damages) that exceed 300% of compensatory damages and each party hereby irrevocably waives any damages in excess of that amount. The arbitration will be held in Oklahoma County, Oklahoma. Judgment upon any verdict in arbitration may be entered in any court of competent jurisdiction and the parties hereby consent to the jurisdiction of, and proper venue in, the federal and state courts located in Oklahoma County, Oklahoma. The Company will pay the costs and expenses of the arbitration including, without implied limitation, the fees for the arbitrators. Unless otherwise expressly set forth in this Agreement, the procedures specified in this paragraph 10 will be the sole and exclusive procedures for the resolution of disputes and controversies between the parties arising out of or relating to this Agreement. Notwithstanding the foregoing, a party may seek a preliminary injunction or other provisional judicial relief if in such party’s judgment such action is necessary to avoid irreparable damage or to preserve the status quo.
     11. Miscellaneous. The parties further agree as follows:
     11.1 Time. Time is of the essence of each provision of this Agreement.
     11.2 Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given when received by personal delivery, by facsimile, by overnight courier, or by certified mail, postage and charges prepaid, directed to the following address or to such other or additional addresses as any party might designate by written notice to the other party:

To the Company:	Riata Energy, Inc.
701 South Taylor, Suite 390
Amarillo, TX 79101
Attn: Malone Mitchell 3rd

To the Executive:	Mr. Tom L. Ward
19200 North Rockwell
Edmond, OK 73003
     11.3 Assignment. Neither this Agreement nor any of the parties’ rights or obligations hereunder can be transferred or assigned without the prior written consent of the other parties to this Agreement.
     11.4 Construction. If any provision of this Agreement or the application thereof to any person or circumstances is determined, to any extent, to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which the same is held invalid or unenforceable, will not be affected thereby, and each term and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law. This Agreement is intended to be interpreted, construed and enforced in accordance with the laws of the state of Texas
     11.5 Entire Agreement. Except as provided in paragraph 2.3 of this Agreement, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter herein contained, and no modification hereof will be effective unless made by a supplemental written agreement executed by all of the parties hereto.
     11.6 Binding Effect. This Agreement will be binding on the parties and their respective successors, legal representatives and permitted assigns. In the event of a merger, consolidation, combination, dissolution or liquidation of the Company, the performance of this Agreement will be assumed by any entity which succeeds to or is transferred the business of the Company as a result thereof.

     11.7 Attorneys’ Fees. If any party institutes an action, proceeding or arbitration against any other party relating to the provisions of this Agreement or any default hereunder, the Company will be responsible for paying the Company’s legal fees and expenses and the Company will be required to reimburse the Executive for reasonable expenses and legal fees incurred by the Executive in connection with the resolution of such action or proceeding, including any costs of appeal.
     11.8 Supercession. This Agreement is the final, complete and exclusive expression of the agreement between the Company and the Executive and supersedes and replaces in all respects any prior oral or written employment agreements. On execution of this Agreement by the Company and the Executive, the relationship between the Company and the Executive after the effective date of this Agreement will be governed by the terms of this Agreement and not by any other agreements, oral or otherwise.
     11.9 Non-Contravention. Executive represents and warrants to the Company that the execution and performance of this Agreement will not violate, constitute a default under, or otherwise give rights to any third party, pursuant to the terms of any Agreement to which Executive is a party. The Company acknowledges that Executive has confidentiality and noncompetition obligations to Chesapeake Energy Corporation, pursuant to the terms of his employment agreement dated July 1, 2005 and resignation agreement dated February 10, 2006, copies of which have been made available to the Corporation and that Executive intends to abide by the terms of such obligations.
     11.10 Indemnity. EXECUTIVE AGREES TO INDEMNIFY AND HOLD HARMLESS THE COMPANY, ITS DIRECTORS, OFFICERS AND EMPLOYEES AND AGENTS (THE “INDEMNIFIED PARTIES”) AGAINST ANY LOSS, CLAIM, DAMAGE, LIABILITY OR EXPENSE, AS INCURRED, (“LOSS”) TO WHICH THE INDEMNIFIED PARTIES MAY BECOME SUBJECT OR INCUR, INSOFAR AS SUCH LOSS ARISES OUT OF OR IS BASED UPON ANY INACCURACY IN ANY REPRESENTATION OR WARRANTY GIVEN BY EMPLOYEE IN SECTION 11.9 OF THIS AGREEMENT AND TO REIMBURSE THE INDEMNIFIED PARTIES FOR ANY AND ALL EXPENSES (INCLUDING THE FEES AND DISBURSEMENTS OF COUNSEL CHOSEN BY THE INDEMNIFIED PARTIES) AS SUCH EXPENSES ARE REASONABLY INCURRED BY THE INDEMNIFIED PARTIES IN CONNECTION WITH INVESTIGATING, DEFENDING, SETTLING, COMPROMISING OR PAYING ANY SUCH LOSS.
     11.11 Compliance with Section 409A of the Code. This Agreement is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent any benefit paid under this Agreement shall be subject to Section 409A of the Code, such benefit shall be paid in a manner that will comply with Section 409A, including any IRS 409A Guidance. Any provision of this Agreement that would cause the payment of any benefit to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A (which amendment may be retroactive to the extent permitted by the IRS 409A Guidance.
[SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the undersigned have executed this Agreement effective the date first above written.

RIATA ENERGY, INC.
By:	/s/ Malone Mitchell, 3rd
Malone Mitchell, 3rd
President (the “Company”)

By:	/s/ Tom L. Ward
Tom L. Ward, individually
(the “Executive”)

[Signature Page to Employment Agreement]